Exhibit  99.1
 Corporate Headquarters
100 Motor Parkway, Suite 160
Hauppauge, NY 11788-5138
Direct Dial: 631-360-9304
Direct Fax: 631-360-9380

PRESS RELEASE

Release Date: October 9, 2007

Contact: Ms. Judith Barber	News Contact:	Peter Hamilton
Corporate Secretary		Rubenstein Associates
(work) 212-843-8015
(home) 631-928-8437
(cell) 516-375-6434

ROCK ELECTED
CHAIRMAN OF ABA

Smithtown, NY, October 9, 2007 - At the annual meeting of the American Bankers Association held today in San Diego, California, Brad Rock, Chairman and CEO of Bank of Smithtown, was elected Chairman of the Association.

ABA is the largest banking trade association in the United States. The organization represents more than 2 million bankers from all 50 states, and more than $11 trillion in banking assets.

Mr. Rock is the first New York banker to be elected to this position in more than 26 years. The last banker from New York to serve as Chairman of ABA was Llewellyn Jenkins of Manufacturers Hanover Trust Company in 1981.

Mr. Rock will also be the first Chairman of the newly-merged ABA. This past summer, another banking trade association, America’s Community Bankers, announced its intention to merge with the American Bankers Association. The boards of directors of both associations unanimously approved the merger, and ABA’s membership also approved the merger today. ACB’s membership is expected to approve the merger on October 16th. The merger will be effective December 1, 2007. The newly-merged organization will continue to be known as the “American Bankers Association” and will represent more than 95% of the banking industry’s assets.

Mr. Rock has served as the Chairman, President and CEO of Bank of Smithtown and its parent public company, Smithtown Bancorp, for 17 years. During his tenure as Chairman, the company has grown by almost a billion dollars in size and the market value of the company’s stock has increased by more than 2,500%.

During his tenure, Bank of Smithtown has also been widely recognized in magazines and newspapers as one of the leading community banks in the country. In 1997, U.S. Banker magazine ranked Bank of Smithtown the #1 community bank in the nation, and in 2006, rated it the #2 community bank in the country. During 2003, USA Today rated Smithtown Bancorp as one of its “Top Ten” aggressive stock picks among all publicly-traded companies in the nation. During that same year, SNL Financial rated Bank of Smithtown the #1 community bank in the country. Last year, Investors Business Daily rated Smithtown Bancorp as one of the “Top 100” stocks in the U.S. and, only six weeks ago, the stock was recommended on CNBC for its “solid long-term record”.

As a banking industry leader, Mr. Rock has been invited to testify many times before U.S. Senate and House committees on financial matters. He has testified on matters including the U.S.A. Patriot Act, the Bank Secrecy Act and the Sarbanes-Oxley Act.

Mr. Rock has previously served in other positions as a banking industry representative. In 2002 and 2003 he served as President of the Independent Bankers Association of New York State. During 2004 and 2005, he served as the Chairman of the Government Relations Council of the American Bankers Association.

Prior to becoming president of Bank of Smithtown in 1990, Mr. Rock worked as an attorney in a Smithtown law firm. His practice was limited to business matters, with an emphasis upon matters related to banking and education law. On the first day that Mr. Rock was admitted to the Bar in 1979, he tried a case involving banks’ use of computers which became front-page news in the New York Law Journal. His client, Extebank, won the case and the decision became a leading precedent with regard to certain matters pertaining to the Uniform Commercial Code. As a result of the victory, Mr. Rock was subsequently asked to represent other bank clients in cases involving computer issues and the tracing of funds through off-shore banking facilities. After only two years in practice, Mr. Rock became a partner of the firm.

Mr. Rock grew up in Hauppauge, attending Hauppauge High School, where he was a stand-out athlete in football, baseball and basketball. As a quarterback in football, he was selected as All-Long Island, All-New York State and All-American. He also achieved various all-star awards in baseball and basketball. In 1995, he was elected to the Suffolk Sports Hall of Fame, in the words of the presenter of the award, as “the best three-sport athlete ever to play in Suffolk County.”

He attended Boston College and the University of Connecticut on athletic scholarships, and played football at both schools. He graduated from UConn magna cum laude and was awarded his degree “with distinction”. After graduating from college, he attended Cornell Law School, where he served as an assistant to the Dean.

Mr. Rock lives in Smithtown. He and his wife, Tracy, who also attended Hauppauge High School, have been married for 32 years. They have two children, Bradley Jr. and Casandra.